Exhibit (l)(7)

SHARE PURCHASE AGREEMENT

ALPS SERIES TRUST

On behalf of its series,

Brigade High Income Fund (the “Fund”)

This Agreement is made effective as of the 13th day of April, 2023 between ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, and ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the Fund.

WHEREAS, the Fund wishes to sell to ALPS, and ALPS wishes to purchase from the Fund, shares of beneficial interest of each class of shares of the Fund in the amounts listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Fund.

NOW, THEREFORE, the parties hereto agree as follows:

1.       Simultaneously with the execution of this Agreement, ALPS is delivering to the Fund payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

/s/ Kenneth Fullerton
By:	Kenneth Fullerton
Its:	Authorized Representative

ALPS SERIES TRUST,

on behalf of the Fund

/s/ Lucas Foss
By:	Lucas Foss
Its:	President

Exhibit (l)(7)

Appendix A

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Brigade High Income Fund Founders Class (BHIMX)	1	$10	$10
Brigade High Income Fund Institutional Class (BHIIX)	1	$10	$10